UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2021

The Parking REIT, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55760	47-3945882
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9130 W. Post Rd., Suite 200 Las Vegas, Nevada		89148
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On January 8, 2021, The Parking REIT, Inc., a Maryland corporation (the “Company”), entered into an equity purchase and contribution agreement (the “Purchase Agreement”) by and among the Company, MVP REIT II Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), Michael V. Shustek (“Mr. Shustek”), Vestin Realty Mortgage I, Inc., (“VRMI”) Vestin Realty Mortgage II, Inc. (“VRMII” and together with VRMI and Mr. Shustek, the “Advisor”) and Color Up, LLC, a Delaware limited liability company (the “Purchaser”) affiliated with Bombe Asset Management LLC, a Cincinnati, Ohio based alternative asset management firm (“Bombe”). The transactions contemplated by the Purchase Agreement are referred to herein collectively as the “Transaction.” This Current Report on Form 8-K is being filed to describe the material terms of the Purchase Agreement, which is filed as Exhibit 10.1 hereto. Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings given to them in the Purchase Agreement.

Background

In mid-2019, the Company engaged financial and legal advisors and began to explore a broad range of potential strategic alternatives to provide liquidity to stockholders. In connection with such search, the Company approached over 100 potential investors or buyers, received proposals from over a dozen potential investors or buyers and engaged in substantive negotiations with four other interested parties before entering into the Purchase Agreement.

On August 19, 2020, the Company formed a special committee (the “Special Committee”) of the board of directors (the “Board of Directors”), consisting solely of independent directors of the Company, to conduct a review of the Transaction. The Special Committee engaged legal and financial advisors. The Advisor was represented by separate counsel. The Transaction and the Purchase Agreement were approved unanimously by the Company’s Board of Directors and the Special Committee.  Mr. Shustek recused himself from the vote to approve the Transaction.

In connection with the Transaction, the Company negotiated the Term Sheet described under Item 8.01 below.

Transactions

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, at the closing (the “Closing”):

•
the Operating Partnership will issue a number of newly- issued common units of limited partnership of the Operating Partnership (“OP Units”) equal to (a) the sum of (x) $39,000,000 (less the outstanding principal amount of the Loan or the Advance (each as described below), if any), plus (y) the value of all of the issued and outstanding equity interests of certain property owning entities (the “Contributed Interests”), determined in accordance with the Purchase Agreement, divided by (b) $11.75 (the “OP Unit Consideration”), which OP Unit Consideration will be subject to adjustment for customary real estate prorations;

•
the Purchaser will contribute to the Operating Partnership (a) cash consideration of $35,000,000, less principal amounts outstanding under the Loan or the Advance (each as described below), if any, (b) certain technology and (c) the Contributed Interests;

•
the Company will issue to the Purchaser warrants (the “Warrants”) to purchase up to 1,702,128 shares of common stock, $0.0001 par value per share of the Company (the “Common Stock”), at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20,000,000;

•
the Advisor will (a) contribute 175,000 shares of Common Stock to a settlement escrow or equivalent vehicle to be established in accordance with a contemplated Settlement (as defined below) (the “Settlement Escrow”) and (b) surrender its claim to 400,000 shares of Common Stock due to the Advisor from the Company on December 31, 2021; and

•
the Purchaser will purchase (a) 1,549,324 shares of Common Stock from the Advisor and its affiliates and (b) 175,000 shares of Common Stock from the Settlement Escrow, in each case, at a price of $11.75 per share.

The Purchase Agreement also provides that, as promptly as practicable after the Closing, the Purchaser will commence the Tender Offer (defined below). See “—Representations and Warranties; Covenants.”

The Company and the Operating Partnership have also agreed to issue additional OP Units to the Purchaser for certain of the Company’s costs that (a) have been paid after December 31, 2020 and (b) are or will be required to be paid by the Company in connection with the Transaction (collectively, the “Restricted Payables”). The Operating Partnership will issue to the Purchaser additional OP Units for no additional consideration in an amount equal to (i) with respect to the portion of any Restricted Payables greater than $10,000,000 but less than or equal to $15,000,000, 7.00% of the amount of such portion divided by $11.75, rounded to the nearest whole unit and (ii) with respect to any portion of the Restricted Payables in excess of $15,000,000, the amount of such portion, plus 7.00% of such portion, divided by $11.75, rounded to the nearest whole unit.

The Purchase Agreement further provides that if the Closing has not occurred on or before June 1, 2021, the Purchaser will, upon written request of the Company, provide an unsecured line of credit to the Company in an aggregate principal amount of up to $400,000 per month, at an interest rate equal to 7.0%, the full amount of which shall accrue immediately upon funding, with a term extending through the earlier of (i) the closing date and (ii) December 31, 2021; provided that the total principal amount outstanding shall not exceed $2,000,000 (collectively, the “Loan”). At the Closing, the outstanding principal balance and any unpaid accrued interest under the Loan (the “Outstanding Balance”) shall automatically be converted into OP Units at a conversion price equal to the quotient of the Outstanding Balance divided by $11.75, rounded to the nearest whole unit.  If the Closing does not occur, the Outstanding Balance shall be due and payable in full in cash on December 31, 2021.

In addition, the Company has agreed that by January 23, 2021 it shall either terminate or amend certain third party contracts on terms acceptable to the Purchaser and the Purchaser has agreed that, upon written request of the Company, it will advance funds related to any amount due as a result of any such termination, in an amount not to exceed $200,000 (the “Advance”); provided, that, if the Closing does not occur, 107% of the principal amount of any Advance shall be automatically converted into OP Units at a conversion price equal to the quotient of the amount paid as the Advance divided by $11.75, rounded to the nearest whole unit.

At Closing, Mr. Shustek will resign as a director and officer of the Company and its subsidiaries, and Manuel Chavez of Bombe will become the Chief Executive Officer of the Company and Stephanie Hogue of Bombe will become the President of the Company.

Representations and Warranties; Covenants

Under the Purchase Agreement, the parties to the agreement made customary representations and warranties for transactions of this type. The representations and warranties made under the Purchase Agreement will not survive the Closing. In addition, the parties to the Purchase Agreement agreed to be bound by certain covenants that are customary for transactions of this type, including obligations of the parties to use commercially reasonable efforts to operate their respective businesses in the ordinary course, and to refrain from taking certain specified actions without the prior written consent of the applicable party, in each case, subject to certain exceptions and qualifications.

The Purchaser has agreed that, as promptly as practicable after the Closing, it will commence a tender offer (the “Tender Offer”) to purchase up to 900,506 shares of Common Stock, or 1,075,506 shares of Common Stock if increased pursuant to the terms of the Purchase Agreement (the “Offer Amount”), at a price of $11.75 per share. The Company has agreed (i) that the Board of Directors will recommend that stockholders accept the Tender Offer and (ii) to take all steps necessary to cause any offering memorandum relating to the Tender Offer to be distributed to the Company’s stockholders. In the event that the Company’s stockholders tender a number of shares less than the Offer Amount, the Company shall, at the Purchaser’s sole discretion, offer to issue and sell to Purchaser such number of shares of Common Stock (the “Company Backstop”) such that the Purchaser may acquire a total number of shares equal to the Offer Amount after giving effect to the Tender Offer and the Company Backstop.  This current report on Form 8-K does not constitute an offer to tender any securities of the Company.

Conditions to Each Party’s Obligations to Close

The consummation of the Transaction is expected to close in the second quarter of 2021, and is subject to the satisfaction by the Company of certain closing conditions, including, among others, (i) the Company has received a conditional resignation letter from existing director Shawn Nelson, (ii) the Company shall have an authorized Board of Directors consisting of seven directors, which shall be comprised of persons designated pursuant to the terms of the Stockholders’ Agreement (as described below), five of whom shall be nominated by the Purchaser and not have previously served on the Board of Directors, (iii) Mr. Shustek shall have resigned as a director and officer of the Company and its subsidiaries, (iv) the Circuit Court for Baltimore City, Maryland shall have entered a judgment of dismissal and approval for a class settlement of certain pending putative class action litigation in which the Company is a defendant (the “Settlement Condition”)  and (v) the Purchaser shall have received written correspondence from the Securities and Exchange Commission (the “Commission”) stating that it does not intend to recommend any enforcement action against the Company. In addition, the consummation of the Transaction is subject to certain customary closing conditions, including, among others, (i) the absence of any order or law preventing, enjoining, prohibiting or making illegal the consummation of the Transaction, (ii) the accuracy of each party’s representations and warranties, subject to customary materiality or material adverse effect qualifications, (iii) each party’s material performance of its obligations and compliance with its covenants and (iv) the absence of a material adverse effect with respect to any party.

Agreements to be Entered into at Closing

At the Closing, the Company will enter into an amended and restated agreement of limited partnership of the Operating Partnership to facilitate the contribution transactions.

In addition, the Company, the Operating Partnership and the Purchaser will enter into a tax matters agreement (the “Tax Matters Agreement”), pursuant to which the Operating Partnership will agree to indemnify the Purchaser and certain affiliates and transferees of the Purchaser (together, “Protected Partners”) against certain adverse tax consequences in connection with (1) (i) a taxable disposition of certain specified properties and (ii) certain dispositions of the Protected Partner’s interest in the Operating Partnership, in each case, prior to the tenth anniversary of the completion of the Transaction (or earlier, if certain conditions are satisfied); and (2) the Operating Partnership’s failure to provide the Protected Partners the opportunity to guarantee a specified amount of debt of the Operating Partnership during the period ending on the tenth anniversary of the completion of the Transaction (or earlier, if certain conditions are satisfied).  In addition, and for so long as the Protected Partners own at least 20% of the units in the Operating Partnership received in the Transaction, we have agreed to use commercially reasonable efforts to provide the Protected Partners with similar guarantee opportunities.

The Company will also enter into a Stockholders’ Agreement with the Purchaser (the “Stockholders’ Agreement”). At Closing, the Board of Directors will consist of seven directors, and, pursuant to the Stockholders’ Agreement, the Purchaser will have the right to nominate five members of the Board of Directors (the “Purchaser Designated Directors”). The remaining two directors (the “Incumbent Directors”) will be Shawn Nelson, a current independent director of the Board of Directors, and one new independent director to be designated by the Company prior to the Closing. Pursuant to the Stockholders’ Agreement, the prior approval of one Incumbent Director and a majority of the Purchaser Designated Directors shall be required for certain transactions, including (i) any merger or sale of the Company or substantially all its assets, (ii) amendments to the Company’s charter or bylaws, (iii) the authorization or issuance of any equity securities or any securities convertible into or exercisable for equity securities of the Company, (iv) any change in the authorized number of directors of the Board of Directors or establishment or abolition of any committee thereof; (v) any incurrence or repayment of indebtedness in an aggregate amount over a certain threshold, (vi) declaration of dividends, (vii) any appointment or termination of any person as the chief executive officer, president or chief financial officer of the Company, (viii) any related party transactions, (ix) any amendment or waiver, or termination of certain provisions, of the Stockholders’ Agreement or (x) any amendment or waiver of the Tax Matters Agreement or the Warrant Agreement.  The Stockholders’ Agreement contains certain standstill provisions restricting, subject to certain customary exclusions, the Purchaser from acquiring (or seeking or making any proposal or offer with respect to acquiring) additional shares of Common Stock or any security convertible into Common Stock or any assets of the Company. In addition, the Company has agreed that in the event the Company proposes to issue additional securities, the Purchaser will have the right to purchase an amount of securities so that its ownership percentage will not be diluted by the issuance of additional securities.

In addition, the Company will enter into an assignment of claims, causes of action, and proceeds (the “Assignment of Litigation Agreement”) pursuant to which (i) the Company will assign to the Advisor all of the Company’s right title, interest, and benefits, whether legal, equitable, or otherwise, in and to any and all of the claims and causes of action that the Company may have against certain parties and any amounts that may be recovered or awarded to the Advisor on such claims and (ii) the Advisor will indemnify the Company against all liabilities in connection with the assignment.

The Company will also enter into a warrant agreement (the “Warrant Agreement”) pursuant to which it will issue the Warrants. Each whole Warrant entitles the registered holder thereof to purchase one whole share of Common Stock at a price of $11.75 per share (the “Warrant Price”), subject to adjustment as discussed below, at any time following a “Liquidity Event,” which is defined as an initial public offering and/or listing of the Common Stock on the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (each, a “Trading Market”). The Warrants will expire five years after the date of the Warrant Agreement, at 5:00 PM., New York City time. The Warrant Agreement provides that if the exercise of the Warrants would require the Company to obtain stockholder approval pursuant to any applicable listing standards of the Trading Market on which the Common Stock is listed, the Company will, at its discretion, either obtain such stockholder approval or deliver cash in lieu of shares of Common Stock otherwise deliverable upon the exercise of such Warrant. If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, or decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then the number of shares of Common Stock issuable on exercise of each Warrant shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, in outstanding shares of Common Stock. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant Price will be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter. The Warrant Agreement further provides that, in lieu of issuing fractional shares, the Company will make a cash payment equal to the Fair Market Value (as defined in the Warrant Agreement) of one share of Common Stock multiplied by such fraction.

Additionally, the Company will terminate its registration rights agreement, dated as of March 29, 2019, and enter into a separate registration rights agreement with the Purchaser (the “Registration Rights Agreement”), pursuant to which the Company will grant the Holders (as defined in the Registration Rights Agreement) certain registration rights with respect to the Registrable Securities (as defined below) of the Company. Among other things, the Registration Rights Agreement will require the Company to register (i) the shares of Common Stock purchased pursuant to the Purchase Agreement, (ii) shares of Common Stock, if any, issued upon the redemption of OP Units purchased pursuant to the Purchase Agreement, (ii) shares of Common Stock, if any, acquired pursuant to the Tender Offer, (iv) shares of Common Stock issuable upon redemption of the Warrants, (v) the Warrants and (vi) any additional securities issued or issuable as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares of Common Stock and OP Units (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations, stock splits or otherwise) (collectively, the “Registrable Securities”). The Holders will be entitled to  make a written demand for registration under the Securities Act of 1933, as amended, of all or part of their Registrable Securities; provided, however, that the Company will not be required to file a registration statement prior to (x) 180 days after the initial listing of the Registrable Securities on a national securities exchange or (y) the expiration of any other lock-up period imposed with respect to the Registrable Securities pursuant to the Stockholders’ Agreement. In addition, the Holders will be entitled to “piggy-back” registration rights to registration statements filed by the Company. The Company will bear all of the expenses incurred in connection with the filing of any such registration statement.

In addition, the Company will enter into a software license and development agreement (the “License Agreement”) with an affiliate of Bombe (the “Supplier”), pursuant to which the Supplier will grant to the Company a limited, non-exclusive, non-transferable, worldwide right and license to access certain software and services for a fee of $5,000 per month.

Additionally, the Company will enter into an amendment to the services agreement, dated as of March 29, 2019, between, among others, the Company and the Advisor, to provide that upon Closing, the Advisor will be entitled to receive a one-time consulting fee in an amount equal to $800,000 in lieu of four annual payments of $200,000 for the services set forth therein.

In addition, the Company will enter into an amendment to the contribution agreement, dated as of April 1, 2019, which was entered into in connection with the internalization of the Company’s management function. Pursuant to such amendment, and in connection with the Closing and the entry by the Company into the Settlement, the Advisor will agree to surrender its claim to 400,000 shares of Common Stock that would otherwise be due to the Advisor from the Company on December 31, 2021.

The Company will also enter into employment agreements (collectively, the “Employment Agreements”) with each of Manuel Chavez, CEO; and Stephanie Hogue, President, pursuant to which, among other things, the CEO and the President will receive an annual initial base salary of $600,000, and $450,000, respectively.  The CEO and President will be eligible to receive a target annual bonus of not more than 33.33% of their base salary, and each will be eligible to receive an annual target equity award of not more than $1,000,000, and $600,000 in restricted shares of Common Stock, respectively.  Each annual equity award shall vest equally in annual installments over a three-year period.  The amounts and conditions for the payment and vesting (as applicable) of each target annual incentive award and each annual target equity award will be determined by the Compensation Committee. The CEO and President will have the right to elect to receive their base salary and their target annual bonus payments in the form of restricted shares of Common Stock. Each of the CEO and the President will be eligible to participate in employee benefit programs made available to the Company's employees from time to time and to receive certain other perquisites, each as set forth in their respective Employment Agreements.  In addition, the CEO and the President will receive $2,000,000 and $1,200,000 in unvested restricted shares of Common Stock, respectively, which shares shall vest only upon the occurrence of a Liquidity Event (as defined in the Employment Agreements), within three years of the effective date of the Employment Agreements; provided that the CEO and President, respectively, remain employed with the Company on the date of the Liquidity Event, unless such officer is terminated by the Company without cause or resigns for good reason within 180 days of a Liquidity Event.  The Compensation Committee retained an independent compensation consultant to assist in determining the CEO’s and President’s compensation packages.

Termination

The Purchase Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following: (i) by the applicable parties’ mutual consent, (ii) by the Company, the Advisor or the Purchaser if (a) the Transaction is prohibited by law or (b) the Transaction has not been consummated on or prior to June 30, 2021 or, if all the conditions other than receipt of certain consents from the Company’s lenders and the Settlement Condition have been met, such deadline may be extended to a date that is no later than September 30, 2021 (the latest of any of such dates, the “Outside Date”), (iii) by the Company if the Board of Directors authorizes the Company to enter into an Acquisition Agreement with respect to a Superior Proposal, (iv) by the Purchaser if (a) the Company has authorized, entered into, or announced its intention to enter into an Acquisition Agreement or (b) a Company Adverse Recommendation Change shall have occurred or (v) by the non-breaching party in the event of a material breach of a representation, warranty, covenant or other agreement by such party that (a) results in the failure to satisfy a closing condition of the breaching party and that is not cured within 60 days of the non-breaching party notifying the breaching party of such breach. In the event the Purchase Agreement is terminated (i) by the Company in connection with the authorization of an Acquisition Agreement with respect to a Superior Proposal or (ii) by the Purchaser if (a) the Company has authorized, entered into, or announced its intention to enter into an Acquisition Agreement or (b) a Company Adverse Recommendation Change shall have occurred, the Company shall be required to pay the Purchaser a termination fee in an amount equal to $3,178,000 plus all Purchaser expenses.

The foregoing descriptions of the Purchase Agreement and the Transaction do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.  The Purchase Agreement is not intended to provide any other factual, business or operational information about the parties thereto. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including, to the extent agreed by the parties, being qualified by disclosures: (i) exchanged between the parties in connection with the execution of the Purchase Agreement and (ii) contained in the disclosure schedules to the Purchase Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk among the parties to the Purchase Agreement based on the relative knowledge of the parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Equity Commitment Letter

In connection with the entry into the Purchase Agreement, the Purchaser entered a commitment letter (the “Equity Commitment Letter”) with certain investors (collectively, the “Investors”), pursuant to which the Investors agreed that at Closing, they will contribute $65 million in cash to the Purchaser. The Company and the Advisor are express and intended third party beneficiaries of the Equity Commitment Letter and are entitled to seek (i) monetary damages in the event of a breach and (ii) injunctive relief, specific performance or other equitable relief to prevent breaches of the Equity Commitment Letter.

Asset Commitment Letter

In connection with the entry into the Purchase Agreement, the Purchaser and Bombe entered a commitment letter (the “Asset Commitment Letter”) with the third-party owners of certain of the Contributed Interests (collectively, the “Property Owners”), pursuant to which the Property Owners and Bombe agreed that at Closing, they will contribute the Contributed Interests and $1 million in cash to the Purchaser. The Company and the Advisor are express and intended third party beneficiaries of the Asset Commitment Letter and are entitled to seek (i) monetary damages in the event of a breach and (ii) injunctive relief, specific performance or other equitable relief to prevent breaches of the Asset Commitment Letter.
Item 1.02. Termination of a Material Definitive Agreement.
The information under Item 1.01 above is incorporated by reference herein.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
The information under Item 1.01 above is incorporated by reference herein.
Item 7.01. Regulation FD Disclosure.
On January 14, 2021, the Company issued a press release regarding the matters described in Items 1.01 and 8.01 of this Current Report on Form 8-K, a copy of which is filed as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filings.
Item 8.01. Other Events.

Settlement

On November 20, 2020, the Company entered into a term sheet (the “Term Sheet”) regarding an agreement in principle for resolution of pending putative class action litigation in which the Company is a defendant (the “Settlement”).  The Term Sheet, which is subject to certain contingencies, and provides among other things that: (a) a formal Stipulation of Settlement shall be negotiated and executed and then submitted to the Circuit Court for Baltimore City, Maryland for review and approval, with notice to a class of stockholders; and (b) the parties will cooperatively take such steps as may be necessary to have the decision of the Circuit Court for Baltimore City, Maryland resolve all of the pending putative class action litigation.

NAV Update

On January 8, 2021, the Board of Directors determined that the Company’s estimated net asset value (“NAV”) was $11.75 per share of Common Stock as of January 8, 2021.  In determining an estimated NAV per share of the Common Stock, the Board of Directors relied upon information provided by the Company’s management team and the price per share and unit being paid in connection with the Transaction.

The Company is providing the estimated NAV per share of Common Stock to assist broker-dealers and stockholders pursuant to certain rules of the Financial Industry Regulatory Authority, Inc. The objective of the Board of Directors in determining the estimated NAV per share of Common Stock was to arrive at a value that it believed was reasonable and appropriate based on the Transaction, the Company’s efforts since mid-2019 to explore a broad range of potential strategic alternatives to provide liquidity to stockholders, and other available data, and after consultation with the Company’s management team.

The estimated NAV per share determined by the Board of Directors is not a representation, warranty or guarantee that, among other things:

•	a stockholder would be able to realize the estimated NAV per share if such stockholder attempts to sell his or her shares;
•
a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon liquidation of the Company's assets and settlement of the Company's liabilities or if the Company were sold;

•	shares of Common Stock would trade at the estimated NAV per share on a national securities exchange;
•	a third party would offer the estimated NAV per share in an arms-length transaction to purchase all or substantially all of the shares of Common Stock; or
•
the methods used to determine the estimated NAV per share would be acceptable to FINRA, the SEC, any state securities regulatory entity or the Department of Labor with respect to their respective requirements.

Further, the estimated NAV per share was calculated as of a particular moment in time and the value of the Company's shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description
10.1*
Equity Purchase and Contribution Agreement, dated as of January 8, 2021, by and among The Parking REIT, Inc. MVP REIT II Operating Partnership, L.P., Michael V. Shustek, Vestin Realty Mortgage II, Inc., Vestin Realty Mortgage I, Inc. and Color Up, LLC

99.1	Press Release dated January 14, 2021

*Schedules and certain Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request, provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2021

THE PARKING REIT, INC.

/s/ J. Kevin Bland
By: J. Kevin Bland
Chief Financial Officer